Exhibit 10(q)(q)

Hewlett-Packard Company

Severance Plan for Executive Officers

As amended and restated September 18, 2013

1.                                      Eligibility.  This plan is applicable to individuals who are Executive Officers (within the meaning of Section 16 of the Securities and Exchange Act of 1934, as amended) of Hewlett-Packard Company (“HP”), or who were Executive Officers of HP within 90 days before their termination of HP employment, effective for terminations occurring on or after November 1, 2011.

2.                                      Severance Benefits.  In the event of a Qualifying Termination (as defined below), and subject to his or her execution of a full release of claims in a form satisfactory to HP (“Release of Claims”) within 45 days following termination of employment, and provided there has been no revocation or attempted revocation thereof (the date after the lapse of such revocation period, the “Release Effective Date”) and subject to the terms of this plan, an Executive Officer will be eligible for severance benefits consisting of (a) a cash severance payment, (b) a pro-rata annual bonus payment, (c) pro-rata vesting on any outstanding long-term incentive awards, and (d) a health benefit payment, as more fully described below:

(a)         Cash Severance:  The cash severance payment shall be calculated as a multiple of the sum of the Executive Officer’s (i) annual base salary as in effect immediately before termination of employment, and (ii) the average of the actual annual cash bonuses paid under the applicable annual bonus plan for three fiscal years most recently completed (or actual completed fiscal years, if less) prior to termination of employment.

•                  For an Executive Officer who holds the title of Chief Executive Officer within 90 days before termination, the multiple shall be two; and

•                  For an Executive Officer who holds the title of Executive Vice President within 90 days before termination, the multiple shall be 1.5; and

•                  For an Executive Officer who holds the title of Senior Vice President within 90 days before termination, the multiple shall be one.

(b)         Pro-Rata Annual Bonus:  The pro-rata annual bonus payment shall be calculated as a pro-rata portion of the current fiscal year annual (short-term) bonus based on the number of days worked in the fiscal year in which termination occurs through the date of termination, divided by 365, and subject to actual performance on the applicable metrics, and to discretionary adjustments permitted under the applicable plan, as certified by the HR & Compensation Committee of the Board (the “Committee”) following the end of the fiscal year.

(c)          Long-Term Incentive Awards:

•                  Each separately-granted long-term incentive award held by an Executive Officer at the time of his or her Qualifying Termination that vests solely based on service will receive pro-rata vesting based on the number of full months worked during the vesting period applicable to such award, but only if the Executive Officer was actively employed for at least 25% of such vesting period.  Pro-rata vesting, where applicable, shall be applied separately to each separately-granted award in its entirety and thus shall take into account amounts previously vested.

•                  Each separately-granted long-term incentive award held by an Executive Officer at the time of his or her Qualifying Termination that vests solely based on performance will be deemed earned as of the end of the applicable performance period based on actual results as certified by the Committee, and subject to discretionary adjustments permitted under the applicable plan, if any, and will receive pro-rata vesting as described in the preceding sentence, including the requirement of active employment for at least 25% of the performance period and application of the pro-rata vesting to the entire separately-granted award, taking into account amounts, if any, previously vested.

•                  Vesting for awards not specifically addressed above, including awards subject to both time-based and performance-based vesting, may be illustrated in Appendix A, as amended from time to time.  Awards not specifically illustrated in Appendix A will be pro-rated by analogy to those illustrations.  Pro-rata vesting will apply only if the Executive Officer was in active employment for at least 25% of the longer of the performance period or the service vesting period.

•                  Vested stock options may be exercised until one year after the later of (i) termination of employment or (ii) if under the terms of the option performance after termination of employment will be applied to determine the amount of pro-ration, the date the applicable performance is certified; but in either case no later than the applicable expiration date.

•                  In determining whether 25% of the longer of the service period or the performance period has elapsed, months are counted from the date of grant to the date of termination of employment (i.e., January 15-March 31 is two months.).  Pro-rata vesting is based on the number of full calendar months worked during the vesting period applicable to such award, counting the month of grant as one full month (i.e., January 15-March 31 is three months).

(d)         Health Benefit Stipend:  The health benefit stipend shall consist of the payment in a lump sum of an amount equal to the excess of 18 months’ COBRA premiums for continued group medical coverage (for the Executive Officer and his or her eligible dependents covered by the applicable HP group medical plan immediately prior to termination of employment) over the amount payable by active employees in the same plan with the same level of coverage for such premiums for a period of 18 months.

3.                                      Qualifying Termination.  An Executive Officer will be deemed to have incurred a Qualifying Termination for purposes of this plan if he or she is involuntarily terminated other than for Cause while holding Executive Officer status or within 90 days of having held Executive Officer status.  For purposes of this plan, the term “Cause” shall mean an Executive Officer’s:

•                  Material neglect (other than as a result of illness or disability) of his or her duties or responsibilities to HP; or

•                  Conduct (including action or failure to act) that is not in the best interest of, or is injurious to, HP.

An Executive Officer shall not be deemed to have engaged in conduct constituting Cause under this plan except by a majority vote of the members of HP’s Board of Directors or an independent committee thereof.

4.                                      Form and Time of Payment.  Subject to Section 5, the timely execution of the required Release of Claims, and the occurrence of the Release Effective Date,

a.              The cash severance shall be paid in installments as follows:  25% no later than 75 days after termination, and then 25% after each of six, 12 and 18 months following termination.

b.              The pro-rata annual bonus shall be paid at the time such bonuses are otherwise paid to participants in the applicable bonus plan; provided that if the Release Effective Date is after the date that the bonus would otherwise have been paid, such payment shall be made as soon as administratively practicable after the Release Effective Date, but in no event later than March 15 of the year following the year in which the bonus performance period ended.

c.               The Health Benefit Stipend shall be paid with the first installment of the cash severance.

d.              Any pro-rata long-term incentive award that vests solely based on the performance of service will be paid, or in the case of an option, vesting will be accelerated, as soon as administratively practicable after the Release Effective Date, but no later than the 75th day after termination.

e.               Any pro-rata long-term incentive award that vests, in whole or in part, based on performance for which the applicable performance period has not ended on or prior to the Executive Officer’s termination will be paid (or in the case of options vesting will be accelerated) at the time such bonuses are otherwise paid to other holders of such long-term incentive awards; provided that if the Release Effective Date is after the date that the long-term incentive would otherwise have been paid, such payment shall be made as soon as administratively practicable after the Release Effective Date, but in no event later than March 15 of the calendar year following the calendar year in which the applicable performance period ended.

All payments under this plan shall be subject to, and made net of, applicable deductions and withholdings.  Any payments under this plan shall be reduced by any severance benefit payable to the Executive Officer under any other HP plan, program or agreement.

All payments are subject to the Executive Officer’s continuing compliance with the HP Agreement Regarding Confidential Information and Proprietary Developments (as reflected in the Release of Claims), and to HP’s policies on recoupment, as in effect from time to time.

5.                                      409A Provisions.  Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A of the Internal Revenue code of 1986 (“Section 409A”) shall be, to the maximum extent possible, excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts.  For purposes of Section 409A, each payment of compensation under the plan shall be treated as a separate payment of compensation.

Any reimbursements or in-kind benefits provided under the plan shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

If payment of any amount of nonqualified deferred compensation is triggered by a separation from service that occurs while the Executive Officer is a specified employee (as such terms are defined in Section 409A), and if such amount is scheduled to be paid within six months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive Officer’s estate following the Executive Officer’s death.

If the maximum period within which the Executive Officer must sign and not revoke the Release of Claims would begin in one calendar year and expire in the following calendar year, then any payments contingent on the occurrence of the Release Effective Date shall be made in such following calendar year (regardless of the year of execution of such release) if payment in such following calendar year is required in order to comply with Section 409A.  If the Release Effective Date has not occurred by the 53rd day following termination of employment, the Executive Officer will not be entitled to any amounts that are subject to the timely execution of the Release of Claims and the occurrence of the Release Effective Date.

Notwithstanding the foregoing, HP does not make any guarantees or other assurances of any kind with respect to the tax consequences or treatment of any amounts paid or payable to him under this plan.

6.                                      Effect on Other Benefits; At-Will Status.  Payments under this plan shall not be considered compensation for purposes of any other compensation or benefit plan, program, or agreement of HP or its affiliates.  All other compensation and benefit plans and programs shall be governed by the applicable HP plan or agreement. This plan does not create an employment relationship for any fixed term.

7.                                      Effective Date; Administration of Plan.  This plan was originally effective October 31, 2003, was amended and restated effective for terminations occurring after November 1, 2011, and is further amended for clarification and restated as set forth herein, effective for terminations occurring after November 1, 2011.  The plan may be amended or terminated at any time by the Committee or the Board, in their discretion.  The Committee shall have full authority, in its discretion to interpret and apply the provisions of the plan, to establish rules and procedures applicable to the plan, to resolve any ambiguity, correct any defect or supply any omission; to make such adjustments or modifications as the Committee deems appropriate for Executive Officers who are working outside the United States as are advisable to fulfill the purposes of the plan or to comply with applicable local law and to take any other action it deems necessary or advisable for administration of the plan.

This plan is intended to be consistent with the Board’s policy regarding severance agreements for senior executives, as adopted by resolutions dated July 18, 2003 (the “Resolutions”), and the benefits provided for hereunder, exclusive of “permitted benefits” (as defined in the Resolutions), do not exceed 2.99 times the sum of any eligible executive’s base salary plus bonus as in effect immediately prior to separation from employment.  The Committee may take such action as is necessary to implement and administer this plan consistent with such intent of the Board.